Exhibit 10.1

U.S. $9,100,000,000

364-DAY BRIDGE TERM LOAN AGREEMENT

Dated as of November 14, 2014

Among

BECTON, DICKINSON AND COMPANY

as Borrower

and

THE LENDERS

party hereto

GOLDMAN SACHS BANK USA

as Administrative Agent, Sole Lead Arranger and Sole Bookrunner

JPMORGAN CHASE BANK, N.A.

as Co-Arranger and Syndication Agent

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

BNP PARIBAS,

CITIBANK, N.A.

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Co-Arrangers and Documentation Agents

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Page

SCHEDULES

Schedule I	Pricing Schedule
Schedule II	Commitments

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Solvency Certificate
Exhibit E-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders Not Treated as Partnerships)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants Not Treated as Partnerships)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (For Foreign Lenders Treated as Partnerships)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants Treated as Partnerships)
Exhibit F	Form of Target Guarantee

iii

364-DAY BRIDGE TERM LOAN AGREEMENT

This 364-Day Bridge Term Loan Agreement, dated as of November 14, 2014 (this “Agreement”), among BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), the Lenders (as hereinafter defined) and GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business” means the Target together with its Subsidiaries.

“Acquisition” means the acquisition by the Borrower, through Merger Sub, of all of the Equity Interests in the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of October 5, 2014, among the Target, the Borrower and Merger Sub.

“Acquisition Representations” means the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower or Merger Sub has the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a failure of such representations in the Acquisition Agreement to be true and correct).

“Additional Amounts” has the meaning specified in Section 2.11(b).

“Administrative Agent” has the meaning specified in the preamble hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the voting capital stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such voting capital stock, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 8.02(d)(ii).

“Agreement” has the meaning specified in the preamble hereof.

“Anti-Corruption Laws” has the meaning specified in Section 4.01(n)(ii).

“Anti-Money Laundering Laws” has the meaning specified in Section 4.01(n)(ii).

“Applicable Commitment Fee Rate” means, at any time, the percentage rate per annum which is applicable at such time by reference to the then applicable Rating Level Period as set forth on the Pricing Schedule. Each change in the Applicable Commitment Fee Rate resulting from a Rating Level Change shall be effective commencing on the effective date of such Rating Level Change.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means, for any Type of Loan at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Type by reference to the then applicable Rating Level Period as set forth in the Pricing Schedule. Each change in the Applicable Margin resulting from a Rating Level Change shall be effective commencing on the effective date of such Rating Level Change.

“Arranger” means Goldman Sachs Bank USA in its capacity as the Sole Lead Arranger and Sole Bookrunner with respect hereto.

“Arranger Fee Letter” means the fee letter agreement, dated as of October 5, 2014, among the Borrower, the Arranger and Goldman Sachs Lending Partners LLC.

“Asset Sale” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property of the Borrower or any of its Subsidiaries (excluding the Target and its Subsidiaries prior to the Closing Date), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any loss of or damage to, or any condemnation or other taking of, any such property, except Excluded Asset Sales.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means, for any period, a fluctuating interest rate per annum in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the Prime Rate for such period;

(b) 1/2 of one percent per annum above the Federal Funds Rate for such period; and

(c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.

“Base Rate Loan” means a Loan which bears interest as provided in Section 2.07(a).

“Borrower” has the meaning specified in the preamble hereof.

“Borrowing” means a group of Loans of the same Type made, continued or converted on the same day and, in the case of a Borrowing of Eurodollar Loans, having the same Interest Period.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loan, on which dealings are carried on in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Change in Control” means any of the following events:

(a) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all Voting Stock of the Borrower; or

(b) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

“Citibank” means Citibank, N.A.

“Closing Date” means the first date on which all conditions precedent set forth in Section 3.02 have been satisfied, or waived in accordance with Section 8.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” has the meaning specified in Section 2.01.

“Commitment Fees” has the meaning specified in Section 2.03(a).

“Commitment Termination Date” means 11:59p.m. (New York City time) on July 5, 2015; provided that, in the event that the End Date (as defined in the Acquisition Agreement) is extended to October 5, 2015 in accordance with the terms of Section 10.01(b)(i) of the Acquisition Agreement (in accordance with the terms thereof as in effect on October 5, 2014), the Commitment Termination Date shall, upon notice of such extension to the Administrative Agent from the Borrower, be automatically extended to 11:59 p.m. (New York City time) on October 5, 2015.

“Committed Financing” means any committed but unfunded term loan or similar credit facility for the purpose of financing the Acquisition.

“Communications” has the meaning specified in Section 8.02(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiary” means, at any date, any Subsidiary of the Borrower or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Rate Loans from one Interest Period to the next Interest Period pursuant to Section 2.10.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.09 or 2.10.

“Debt” means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; provided that neither trade accounts payable arising in the ordinary course of business nor obligations in respect of insurance policies or performance or surety bonds which are not themselves guarantees of Debt (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) shall constitute Debt.

“Debt Issuance” means the borrowing, issuance or other incurrence of indebtedness for borrowed money (including hybrid securities and debt securities convertible into equity), in each case, by the Borrower or any of its Subsidiaries, except Excluded Debt (and without duplication of the amount of any Committed Financing which has been applied to reduce the Commitments pursuant to Section 2.06(c)).

“Debtor Relief Laws” means Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Defaulting Lender” mean at any time, subject to Section 2.16, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the

Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a governmental authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, provided, however, that, in any such case such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) upon delivery of written notice of such determination to the Borrower and each Lender.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period, the sum (without duplication), for the Borrower and its Consolidated Subsidiaries (on a consolidated basis), of (a) net income for such period, plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period, (iii) taxes for such period (iv) stock-based compensation expense for such period, (v) cash charges for such period related to the Transactions, including related integration costs of the Borrower and its Subsidiaries and (vi) severance and retention costs related to the Transactions for such period. For the purposes of calculating EBITDA for any period pursuant to any determination of the Leverage Ratio, (i) if at any time during such period the Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period and (ii) if during such period the Borrower or any of its Subsidiaries shall have made a Material Acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period. As used in this definition, “Material Acquisition” means (x) the Acquisition and (y) any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interest of a Person and (b) involves the payment of consideration by the Borrower or any of its Subsidiaries in excess of $50,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds the Borrower or any of its Subsidiaries in excess of $50,000,000.

“Effective Date” means the earliest date as of which the conditions precedent to effectiveness set forth in Section 3.01 shall have been satisfied (or waived in accordance with Section 8.01).

“Eligible Assignee” means any Person other than a natural person that is (a) a Lender, an affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, neither the Borrower nor any of its Subsidiaries nor any Defaulting Lender shall be an Eligible Assignee.

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equity Consideration” means the issuance of common stock of the Borrower to the Target’s shareholders on the Closing Date pursuant to the Acquisition Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means the issuance of any Equity Interest (including equity-linked securities) of the Borrower or any of its Subsidiaries to any Person except (i) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards, (ii) bond hedging programs and (iii) the Equity Consideration.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan, an interest rate per annum equal to the greater of (x) 0.00% and (y) the rate per annum appearing on Reuters Screen LIBOR01 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Loan comprising part of such related Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

“Eurodollar Rate Loan” means a Loan which bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for any Eurodollar Rate Loan means the effective rate (expressed as a percentage) at which reserve requirements (including, without limitation, emergency, supplemental and other marginal reserve requirements) are imposed on such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Asset Sale” means (a) the sale or other disposition of assets to the Borrower or any of its Subsidiaries, (b) any sale or other disposition in the ordinary course of business (as reasonably determined in good faith by the Borrower) and (c) any sale or other disposition of assets the Net Cash Proceeds of which do not exceed $20,000,000 in any single transaction or series of related transactions or $250,000,000 in the aggregate for all such dispositions of assets.

“Excluded Debt” means (a) Debt between the Borrower and/or any of its Subsidiaries, (b) Debt under the Existing Credit Agreement and other existing credit facilities of the Borrower or its Subsidiaries in existence as of October 5, 2014, in each case including any amendment, extension or replacement thereof and in each case having an aggregate principal amount outstanding thereunder not in excess of the respective existing commitments thereunder in effect on October 5, 2014, (c) any Debt permitted to be incurred by the Acquired Business after October 5, 2014, but prior to the Closing Date, under the Acquisition Agreement, (d) issuances under short-term commercial paper programs, (e) bilateral working capital or overdraft facilities and Capital Leases, letters of credit and purchase money and equipment financings, in each case, in the ordinary course of business and (f) other Debt (except the Securities) in an aggregate principal amount of $500,000,000.

“Excluded Period” means, with respect to any additional amount payable under Section 2.11, the period ending 120 days prior to the applicable Lender’s delivery of a certificate referenced in Section 2.11(a) or 2.11(b), as applicable, with respect to such additional amount.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or the Administrative Agent or required to be withheld or deducted from a payment to a Lender or the

Administrative Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or the Administrative Agent (as applicable) being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.12) or (ii) such Lender changes its Applicable Lending Office, except, in each case, to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office and (c) Taxes attributable to such Lender’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Five Year Credit Agreement dated as of May 18, 2012, among the Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank, N.A., as Administrative Agent for the lenders (as amended, amended and restated or otherwise modified from time to time prior to October 5, 2014).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing any of the foregoing that are substantively comparable and not materially more onerous to comply with.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Arranger Fee Letter and the Joinder Fee Letter.

“Financial Institutions” means each financial institution which has been engaged by the Borrower in connection with the Securities.

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency, central bank or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Coverage Ratio” means, at any date of determination thereof, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date to (b) Interest Expense for such period.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of cash interest accruing during such period on the Debt of the Borrower and its Consolidated Subsidiaries (on a consolidated basis), including, without limitation, the interest portion of payments under capital lease obligations and any capitalized interest.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period beginning on the date such Eurodollar Rate Loan is made or Continued, or Converted from a Base Rate Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the scheduled Maturity Date;

(ii) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Joinder Fee Letter” means the joinder fee letter agreement, dated as of October 24, 2014, among the Borrower, the Arranger and the Lenders party thereto.

“Lenders” means the Persons listed on the signature pages hereof as “Lenders” and each Person that shall have become a party hereto pursuant to Section 8.07 or Section 8.12.

“Leverage Ratio” means, at any date of determination thereof, the ratio of (a) Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” means any term loan made by a Lender to the Borrower hereunder. A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any) and the Target Guarantee (if any).

“Majority Lenders” means at any time Lenders holding more than 50% of the then aggregate unpaid principal amount of the Loans held by Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the aggregate Commitments.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the legality, validity or enforceability of this Agreement or any Note.

“Maturity Date” means the earlier of (a) the date that is 364 days after the Closing Date (or if such date is not a Business Day, the Business Day immediately preceding such date) or (b) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof.

“Merger Sub” means Griffin Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower, or such other direct or indirect Subsidiary of the Borrower as may be designated by the Borrower as a party to the Acquisition Agreement in lieu of Griffin Sub, Inc. pursuant to the terms thereof as in effect on the date hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this paragraph (a), shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Asset Sale, including property insurance or condemnation proceeds paid on account of any loss of or damage to, or any condemnation or other taking of, any property, net of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and survey costs, title insurance premiums, and related search and recording charges, commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (ii) all taxes paid or reasonably estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, and (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); provided that such Net Cash Proceeds of Asset Sale shall not include proceeds of any Asset Sale received to the extent reinvested (or committed to be reinvested) in other assets used or useful in the business of the Borrower or any of its Subsidiaries (including any investments and acquisitions) within 6 months of receipt of such proceeds by the Borrower or any of its Subsidiaries and, if so committed within such period, reinvested within 227 days of such receipt; and

(b) with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds received (including in escrow) in respect of such Equity Issuance or Debt Issuance, net of all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and other reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” has the meaning specified in Section 8.05.

“Offering Document” means a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum for the Securities.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent (as applicable) and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent (as applicable) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.12).

“Participant Register” has the meaning specified in Section 8.07(e).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Platform” has the meaning specified in Section 8.02(d)(i)

“Pricing Schedule” means the pricing grid set forth on Schedule I attached hereto.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Rate is to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from the preceding Business Day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source which shall be used as the basis for the Prime Lending Rate.

“Rated Securities” means, at any time, the long-term senior unsecured, unguaranteed debt securities of the Borrower outstanding at such time.

“Rating Level Change” means a change in the rating of the Rated Securities by either or both of Moody’s or Standard & Poor’s (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in the rating of the Rated Securities is first announced by Moody’s or Standard & Poor’s, as the case may be.

“Rating Level Period” means, as of any period, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

“Level 1 Period” means a period during which the Rated Securities are rated better than or equal to A3 by Moody’s or better than or equal to A- by Standard & Poor’s.

“Level 2 Period” means a period that is not a Level 1 Period during which the Rated Securities are rated better than or equal to Baa1 by Moody’s or better than or equal to BBB+ by Standard & Poor’s.

“Level 3 Period” means a period that is not a Level 1 Period or a Level 2 Period during which the Rated Securities are rated better than or equal to Baa2 by Moody’s or better than or equal to BBB by Standard & Poor’s.

“Level 4 Period” means a period that is not a Level 1 Period, a Level 2 Period or a Level 3 Period during which the Rated Securities are rated better than or equal to Baa3 by Moody’s or better than or equal to BBB- by Standard & Poor’s.

“Level 5 Period” means each period other than a Level 1 Period, a Level 2 Period, a Level 3 Period or a Level 4 Period, and shall include each period during which both Moody’s and Standard & Poor’s shall not have in effect a rating for the Rated Securities (other than because either such rating agency shall no longer be in the business of rating corporate debt obligations).

For purposes of the forgoing, (a) if only one of Moody’s and Standard & Poor’s shall have in effect a rating for the Rated Securities, the Rating Level Period shall be determined by reference to the available rating and (b) if the Rated Securities are rated by Moody’s and Standard & Poor’s with ratings that would otherwise fall within different Rating Level Periods, the applicable Rating Level Period shall be determined by the rating that results in the higher Rating Level Period except that if the lower of such ratings would result in a Rating Level Period that is more than one level below the higher of such Rating Level Periods, the Rating Level Period shall be determined by reference to the rating that is one level above the lower of such ratings.

“Reference Banks” means Citibank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and BNP Paribas.

“Refund” has the meaning specified in Section 2.14(i).

“Register” has the meaning specified in Section 8.07(d).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replaced Lender” has the meaning specified in Section 8.12(a).

“Replacement Lender” has the meaning specified in Section 8.12(a).

“Reportable Event” has the meaning set forth in Title IV of ERISA.

“Resignation Effective Date” has the meaning specified in Section 7.07(a).

“Retroactive Period” has the meaning specified in Section 2.11(c).

“Sanctions” has the meaning specified in Section 4.01(n)(i).

“Sanctions Law” has the meaning specified in Section 4.01(n)(i).

“Securities” means the issuance by the Borrower or any of its Subsidiaries of gross proceeds of up to $9.1 billion of senior unsecured notes pursuant to one or more registered public offerings or Rule 144A and/or Regulation S under the Securities Act or other private placements.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a solvency certificate substantially in the form attached hereto as Exhibit D.

“Solvent” means, with respect to the Borrower and its Subsidiaries (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Company SEC Documents” means the documents publicly filed or furnished by the Target with the Securities and Exchange Commission between July 1, 2011 and October 3, 2014.

“Specified Representations” each of the representations and warranties made by the Borrower in Sections 4.01(a)(i), 4.01(b)(i) and (ii)(x), 4.01(d), 4.01(g), 4.01(j), 4.01(l) and 4.01(n)(iv).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, presently a division of The McGraw-Hill Companies, Inc., and its successors.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Target” means CareFusion Corporation, a Delaware corporation.

“Target Guarantee” means a guarantee executed by the Target in substantially the form of Exhibit F.

“Target Indebtedness” means any existing or hereafter incurred Debt of the Target.

“Target Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Target and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (a) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any foreign jurisdiction, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (b) changes or conditions generally affecting the industries, markets or geographical areas in which the Target operates except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (c) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates,

(d) any failure by the Target and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (it being understood that this clause (d) shall not prevent a Party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure and that are not otherwise excluded from the definition of Target Material Adverse Effect may be taken into account in determining whether there has been a Target Material Adverse Effect), (e) changes or proposed changes in Law or authoritative interpretation thereof, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (f) changes in GAAP or authoritative interpretation thereof, (g) the taking of any specific action expressly required or expressly permitted by, or the failure to take any specific action expressly prohibited by the Acquisition Agreement, (h) any change in the market price or trading volume of the Target’s securities or in its credit ratings (it being understood that this clause (h) shall not prevent a Party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure and that are not otherwise excluded from the definition of Target Material Adverse Effect may be taken into account in determining whether there has been a Target Material Adverse Effect, (i) the execution, announcement or performance of the Acquisition Agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the Target or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and (j) any public disclosure by Parent regarding its plans with respect to the conduct of the Target’s business following Closing and any action or communication by Parent with respect to or to the Company’s employees. In this definition (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement as in effect on October 5, 2014 and (ii) each capitalized term which is not defined in any other provision of this Agreement shall have the meaning given to such term in the Acquisition Agreement.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable hereto.

“Transactions” means the making of the Loans hereunder, the issuance of the Securities, the consummation of the Acquisition and the other transactions contemplated hereby and the payment of fees and expenses related thereto.

“Type” has the meaning specified in the definition of Loan.

“Voting Stock” means, at any time, the outstanding Equity Interests of the Borrower entitled to vote generally in the election of directors of the Borrower.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (“GAAP”) as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any defined term or covenant to eliminate the effect of any change in generally accepted accounting principles on the operation of such defined term or covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend such defined term or covenant for such purpose), then the Borrower’s compliance with this Agreement shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such defined term or covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders.

SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Commitments.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower on the Closing Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender’s name on Schedule II attached hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register, as such amount may be reduced pursuant to Sections 2.04 and 2.06 (such Lender’s “Commitment”); provided, that if for any reason the full amount of any Lender’s Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Loans on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action (i) on the Closing Date after giving effect to the funding of such Lender’s Commitment on the Closing Date or (ii) in accordance with Sections 2.04 and 2.06.

SECTION 2.02. Making the Loans.

(a) Each Loan shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the requested date of the proposed Loan (in the case of a Borrowing consisting of Eurodollar Rate Loans) or given not later than 11:00 A.M. (New York City time) on the requested Business Day of the proposed Loan (in the case of a Loan consisting of Base Rate Loans), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of Borrowing (a “Notice of Borrowing”) shall be by telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Loans, initial Interest Period for each such Loan. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Section 3.02, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing. The Borrower shall pay amounts owing to any Lender pursuant to this Section 2.02(b) within 30 days after receipt from such Lender of a certificate setting forth in reasonable detail the calculation of the amount such Lender is entitled to claim under this Section 2.02(b) (which certificate shall be conclusive and binding for all purposes, absent manifest error).

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement (and such Loan shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(d) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Certain Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender commitment fees (the “Commitment Fees”) at a rate per annum equal to the Applicable Commitment Fee Rate on such Lender’s daily average undrawn Commitments for the period commencing on the date of this Agreement and ending on the earlier of (x) the date of termination of the Commitments and (y) the Closing Date, payable in arrears on the last Business Day of each March, June, September and December and on the termination date of all of the Commitments.

(b) Duration Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, duration fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal aggregate amount of the Loan of each Lender outstanding at the close of business New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

(c) Other Fees. The Borrower agrees to pay to the Administrative Agent, the Arranger and the Lenders the other applicable fees respectively required to be paid to them in the amounts and the times as set forth in the Fee Letters.

SECTION 2.04. Voluntary Reduction and Termination of the Commitments and Prepayments. (a) The Borrower shall have the right, upon at least three Business Days’ prior written notice to the Administrative Agent (which notice may be conditional only upon the occurrence of the consummation of any transaction or any incurrence or issuance of indebtedness or Equity Interests), to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereto. Once reduced or terminated, the Commitments may not be reinstated.

(b) Upon notice to the Administrative Agent, (which notice may be conditional only upon the occurrence of the consummation of any transaction or any incurrence or issuance of indebtedness or Equity Interests), at least three Business Days’ prior to any prepayment of Eurodollar Loans or on the day of any prepayment of Base Rate Loans, in each case stating the proposed date and aggregate principal amount of the prepayment, the Borrower shall, prepay the outstanding principal amounts of the Loans made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 and (ii) in the case of any such prepayment of a Eurodollar Loan, the Borrower shall pay any additional amounts required pursuant to Section 8.04(c) on the date of such prepayment.

SECTION 2.05. Repayment of Loans. The Borrower hereby promises to pay to the Administrative Agent for account of each Lender the entire outstanding principal amount of such Lender’s Loans, and all Loans shall mature, on the Maturity Date.

SECTION 2.06. Mandatory Commitment Reductions and Prepayments.

(a) Unless previously terminated, the Commitments shall terminate on the first to occur of (i) the consummation of the Acquisition, (ii) the termination of the Acquisition Agreement in accordance with its terms and (iii) the Commitment Termination Date.

(b) In the event that the Borrower or any of its Subsidiaries receives (including, with respect to a Debt Issuance or an Equity Issuance, into escrow) following October 5, 2014 any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale (i) prior to the Closing Date, then the Commitments shall be automatically reduced in an amount equal to 100% of such Net

Cash Proceeds on the date of such receipt by the Borrower or such Subsidiary of such Net Cash Proceeds, or (ii) on or after the Closing Date, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than two Business Days following such receipt by the Borrower or such Subsidiary of such Net Cash Proceeds. The Borrower shall promptly, within two Business Days, notify the Administrative Agent upon the receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(c) If the Borrower or any of its Subsidiaries enters into any Committed Financing prior to the Closing Date, and the conditions to availability thereunder are no more restrictive than the conditions precedent set forth in Section 3.02, then the Borrower shall (within two Business Days thereof) notify the Administrative Agent in writing of such Committed Financing and the Commitments shall be automatically reduced by the committed principal amount of such Committed Financing on the date of entering into such Committed Financing.

(d) Any termination or reduction of the Commitments pursuant to this Section 2.06 shall be permanent. The Administrative Agent shall promptly notify each Lender of any reduction in the Commitments pursuant to this Section 2.06. Each prepayment pursuant to this Section 2.06 shall be applied to the Loans of the Lenders ratably in accordance with their respective portions of the Loans.

SECTION 2.07. Interest. The Borrower shall pay interest on the unpaid principal amount of the Loan made by each Lender, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Loans. If such Loan is a Base Rate Loan, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Loan shall be Converted or paid in full.

(b) Eurodollar Rate Loans. If such Loan is a Eurodollar Rate Loan, a rate per annum for each Interest Period for such Loan equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Loans as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs every three months after the first day of such Interest Period, and on the date such Eurodollar Rate Loan shall be Continued, Converted or paid in full.

(c) Default Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan that is not paid when due (whether at stated maturity, by acceleration or otherwise), and on the unpaid amount of any interest, fee or other amount payable hereunder that is not paid when due, payable on demand, at a rate per annum during the period from the due date thereof to the date on which such amount is paid in full equal to:

(i) in the case of any amount of principal of such Loan:

(x) in the case of any Base Rate Loan, 2.00% plus the rate which would otherwise be applicable to such Loan, and

(y) in the case of any Eurodollar Rate Loan, for the balance of the then current Interest Period, 2.00% plus the rate which would otherwise be applicable to such Loan for such Interest Period and, thereafter, 2.00% plus the rate then applicable to Base Rate Loans, and

(ii) in the case of all other amounts, 2.00% plus the rate then applicable to Base Rate Loans.

SECTION 2.08. Additional Interest on Eurodollar Rate Loans. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or the equivalent), additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Lender, from the date of such Eurodollar Rate Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the then-current Interest Period for such Eurodollar Rate Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Loan. Any Lender wishing to require payment of such additional interest shall so notify the Borrower and the Administrative Agent and shall furnish to the Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Rate Loans of such Lender a certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error) setting forth the basis for such assertion and the amount to which such Lender is then entitled under this Section (which shall be consistent with such Lender’s good faith estimate of the level at which the related reserves are being maintained by it).

SECTION 2.09. Interest Rate Determinations; Changes in Rating Systems.

(a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks (subject to clause (c) below).

(b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for the purpose of Section 2.07; provided that the Administrative Agent shall not disclose to the Borrower the interest rate furnished by any Reference Bank or the identity of any Reference Bank providing the interest rate (unless the Borrower treats such information as confidential).

(c) If Reuters Screen LIBOR01 is unavailable and fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Interest Period for any Eurodollar Loans,

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans for such Interest Period,

(ii) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and

(iii) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d) If, with respect to any Eurodollar Rate Loans, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon;

(i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and

(ii) the obligation of the Lenders to make, Continue or Convert Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(e) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(f) Upon the occurrence and during the continuance of any Event of Default and upon notice from the Administrative Agent to the Borrower at the request of the Majority Lenders, (x) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (y) the obligation of the Lenders to make, Continue or Convert Eurodollar Rate Loans shall be suspended.

(g) If the rating system of either Moody’s or Standard & Poor’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall in no event be effective without the approval of the Majority Lenders).

SECTION 2.10. Voluntary Conversion and Continuation of Loans.

(a) Optional Conversion. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.12, Convert all or any portion of the outstanding Loans of one Type comprising part of the same Borrowing into Loans of the other Type; provided that (i) any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.10(c) and (ii) in the case of any such Conversion of a Eurodollar Rate Loan into a Base Rate Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Loans to be Converted, and (z) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each Loans. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Continuations. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.09 and 2.12, Continue all or any portion of the outstanding Eurodollar Rate Loans comprising part of the same Borrowing for one or more Interest Periods; provided that (i) Eurodollar Rate Loans so Continued and having the same Interest Period shall be in an amount not less than the minimum amount specified in Section 2.10(c) and (ii) in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Rate Loans to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurodollar Rate Loans subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

(c) Eurodollar Rate Loans. Notwithstanding any other provision of this Agreement, (i) the Borrower may only select Eurodollar Rate Loans in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) there shall not at any time be more than five Borrowings having different Interest Periods.

SECTION 2.11. Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation, administration, implementation or application of (to the extent any such introduction or change occurs after the date hereof) any law, rule, treaty or regulation or (ii) the compliance with any guideline, rule, directive or request of any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost (other than on account of (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, the Borrower shall from time to time, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to the amount of (and specifying in reasonable detail the basis for) such increased cost, pay (subject to Section 2.11(c)) to the Administrative Agent for the account of such Lender the amount of the increased costs set forth in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error); provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) If any Lender determines that compliance with any law, rule, treaty or regulation enacted or introduced after the date hereof or any guideline, rule, directive or request of any central bank or other governmental authority adopted or made (subject to Section 2.11(d) below) after the date hereof (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, within 30 days after delivery by such Lender to the Borrower (with a copy to the Administrative Agent) of a certificate as to (and specifying in reasonable detail the basis for) the Additional Amounts (as hereinafter defined) requested by such Lender, the Borrower shall pay (subject to Section 2.11(c)) to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, the amount specified in such certificate (which certificate shall be conclusive and binding for all purposes, absent manifest error). For purposes hereof, the “Additional Amounts” that may be requested by any Lender under this Section 2.11(b) means such amounts as such Lender shall reasonably determine to be sufficient to compensate such Lender or any corporation controlling such Lender for any costs that such Lender reasonably determines are attributable to the maintenance by such Lender (or such corporation) of capital or liquidity in respect of its commitments to lend hereunder (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or such corporation) to a level below that which such Lender (or such corporation) could have achieved but for the enactment or introduction of such law or regulation or the adoption or making of such guideline or request).

(c) The Borrower shall not be obligated to pay any additional amounts arising pursuant to clauses (a) and (b) of this Section 2.11 that are attributable to the Excluded Period with respect to such additional amount; provided, that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period (a “Retroactive Period”) prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on the Borrower’s obligations to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such Retroactive Period.

(d) Notwithstanding the foregoing, this Section 2.11 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented; provided that any claim made by a Lender under this Section 2.11 shall be generally consistent with such Lender’s treatment of other customers of such Lender that such Lender considers, in its reasonable discretion, to (i) be similarly situated to the Borrower and (ii) have generally similar provisions in their credit agreements with such Lender.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall upon demand prepay in full all Eurodollar Rate Loans of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Loans of all the Lenders then outstanding into Base Rate Loans in accordance with Section 2.10; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes without set-off or counterclaim not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Commitment Fees or duration fees ratably (other than amounts payable pursuant to Section 2.08, 2.11, or 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and of fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the relevant Lender or the Administrative Agent (as applicable) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower agrees to pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Such Lender will use reasonable efforts to contest such an Indemnified Tax that is, in its opinion, incorrectly asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, which writing shall be conclusive absent manifest error.

(d) Within 30 days after the date of any payment of Taxes by the Borrower pursuant to this Section 2.14, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Lender (but only to the extent the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor, which writing shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax (including backup withholding Tax) under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to any payment hereunder or under the Notes shall deliver to the Borrower and the Administrative Agent at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as may be prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate.

(ii) Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally eligible to do so), whichever of the following is applicable:

(A) duly completed copies of IRS Form W-8BEN or Form W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) duly completed copies of IRS Form W-8ECI (or any successor form),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit E-1, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A)

of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments hereunder or under the Notes are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or a participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E (or any successor form), a certificate in substantially the form of Exhibit E-2, Exhibit E-3 or Exhibit E-4, as applicable, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a certificate, in substantially the form of Exhibit E-3, on behalf of such beneficial owner(s) (in lieu of requiring each beneficial owner to provide such certificate);

(E) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the applicable Borrower and the Administrative Agent to determine the withholding or deduction required to be made; and

(F) if a payment made to a Foreign Lender hereunder or under any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (F), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (A) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in any applicable withholding Tax or (B) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(iv) Any Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Person becomes a party under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of IRS Form W-9 certifying that it is not subject to U.S. federal backup withholding.

(g) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(f) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (f)(ii) above), such Lender shall not be entitled to indemnification under Section 2.14(a) with respect to Taxes imposed by the United States resulting from failure to provide such form.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(i) If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a Refund (as hereinafter defined) from a taxing authority, such Lender or the Administrative Agent shall promptly notify the Borrower of the availability of such Refund and shall, within 30 days after receipt of a written request by the Borrower, make a claim to such taxing authority for such Refund at the Borrower’s expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making such claim will not be otherwise disadvantageous to it; provided that nothing in this Section 2.14(i) shall require any Lender or the Administrative Agent to institute any administrative, judicial or other proceeding (other than the filing of a claim for any such Refund) to obtain any such Refund. If a Lender or the Administrative Agent (as the case may be) receives a Refund from a taxing authority, it shall promptly pay to the Borrower the amount so received (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant taxing authority with respect to such Refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, shall repay the amount paid over to the Borrower (plus penalties, interest and other charges imposed by the relevant taxing authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such taxing authority. Nothing contained in this Section 2.14 shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary). For purposes of this Section 2.14(i), a “Refund” means a refund of Indemnified Taxes actually realized in cash for which a Lender or the Administrative Agent, as the case may be, has been indemnified by the Borrower (or with respect to which the Borrower has paid additional amounts) pursuant to this Section 2.14.

SECTION 2.15. Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a) commitment fees shall cease to accrue on the unfunded Commitment of such Defaulting Lender pursuant to Section 2.03(a); and

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby.

In the event that the Administrative Agent and the Borrower each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender shall, to the extent applicable, purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its pro rata share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.17. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender or its registered assigns in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Effective Date. The Lenders’ Commitments shall not become effective hereunder unless all of the following conditions precedent have been satisfied (or waived in accordance with Section 8.01) on or prior to the Commitment Termination Date:

(a) The Administrative Agent shall have received (i) a counterpart of this Agreement signed on behalf of each party hereto or (ii) written evidence (which may include electronic transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement.

(b) Certified copies of the resolutions of the Board of Directors of the Borrower approving, and authorizing the execution, delivery and performance of, this Agreement, the Notes and of all documents evidencing other necessary corporate actions and governmental approvals, if any, with respect to this Agreement and the Notes.

(c) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the Borrower’s certificate of incorporation and by-laws and certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes.

(d) A certificate from the Secretary of State of New Jersey dated as of a date reasonably close to the date of such effectiveness as to the good standing of and charter documents filed by the Borrower.

(e) All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two Business Days prior to the Effective Date and the fees contemplated by the Fee Letters payable to the Arranger, the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required by the Fee Letters or this Agreement to be paid on or prior to the Effective Date.

Promptly upon the occurrence thereof, the Administrative Agent shall notify the Borrower and the Lenders as to the Effective Date, and such notice shall be conclusive and binding.

SECTION 3.02. Conditions Precedent to the Closing Date. The Lenders’ obligations to make Loans shall be subject to all of the following conditions precedent having been satisfied (or waived in accordance with Section 8.01) on or prior to the Commitment Termination Date:

(a) The Effective Date shall have occurred.

(b) The Acquisition shall have been (or, substantially contemporaneously with the Borrowing, will be) consummated pursuant to the Acquisition Agreement without giving effect to any modifications, consents, amendments or waivers thereto agreed to by the Borrower or Merger Sub that in each case are materially adverse to the interests of the Lenders or the Arranger, unless the Arranger shall have provided its written consent thereto (it being understood that any change in the purchase consideration of less than 10% in respect of the Acquisition will be deemed not to be materially adverse to the Lenders and the Arranger; provided, that any reduction of the purchase consideration shall be allocated to a pro rata reduction in the Commitments and the Equity Consideration (such pro rata reduction to be determined based on the relative percentages of the Commitments and the Equity Consideration on October 5, 2014)).

(c) Except (i) as disclosed in any Specified Company SEC Document; provided, that (x) any information contained in any part of any Specified Company SEC Document shall only be deemed to be an exception for the purposes hereof if the relevance of such item as an exception is reasonably apparent on its face and (y) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are predictive or forward looking in nature that are included in any part of any Specified Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, this paragraph or (ii) as set forth in the Company Disclosure Letter (as defined in the Acquisition Agreement as of October 5, 2014 and provided to the Arranger on such date), since June 30, 2014, there shall not have been any effect, change, condition, fact, development, occurrence or event that has had, or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(d) The Administrative Agent shall have received (i) audited financial statements of each of the Borrower and the Acquired Business for each of their respective three most recent fiscal years ended at least 60 days prior to the Closing Date; (ii) unaudited financial statements of each of the Borrower and the Acquired Business for any quarterly (other than the fourth fiscal quarter) interim period or periods ended after the date of their respective most recently audited financial statements (and corresponding periods of any prior year), and more than 40 calendar days prior to the Closing Date and (iii) customary pro forma financial statements, in each case meeting the requirements of Regulations S-X under the Securities Act but in each case only to the extent the Borrower will be required to file such financial statements pursuant to Item 9.01(a) of Form 8-K and Rule 3-05 and Article 11, as applicable, of Regulation S-X. It is understood and agreed that the Borrower’s or the Acquired Business’s public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii) as applicable, of this clause (d).

(e) The Administrative Agent shall have received at least 3 Business Days prior to the Closing Date all documentation and other information regarding the Borrower and the Target (if the Target Guarantee is required to be entered into pursuant to Section 5.01(i)), required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent reasonably requested at least 10 Business Days prior to the Closing Date.

(f) The Administrative Agent shall have received a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as special counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

(g) At the time of and upon giving effect to the Borrowing on the Closing Date, (i) the Acquisition Representations and the Specified Representations shall be true and correct, in all material respects (except to the extent already qualified by materiality or material adverse effect, in all respects) and (ii) there shall not exist any Default or Event of Default, in each case, pursuant to Sections 6.01(a), 6.01(c) (to the extent arising from a breach of Sections 5.01(a)(i), 5.01(h), 5.02(a) or 5.02(b)), 6.01(d) (solely with respect to any Debt of the Borrower or any of its Subsidiaries which is outstanding in a principal amount in excess of $200,000,000 in the aggregate) or 6.01(e).

(h) The Borrower shall have delivered to the Arranger an Offering Document suitable for use in a customary “road show” and which will be in a form that will enable the independent registered public accountants of the Borrower and the Acquired Business to render a customary “comfort letter” (including customary “negative assurances”). The Financial Institutions shall have been afforded a period of at least 15 Business Days ending prior to the Closing Date to seek to place the Securities following the first date upon which the Offering Document has been delivered to the Financial Institutions, during which time the Borrower shall have made available reasonably appropriate senior management and representatives of the Borrower to participate in a road show and, if requested by the Arranger, such senior management and representatives shall participate in such road show; provided, that such period shall (x) exclude the period from and including November 26, 2014 through and including November 30, 2014 and (y) either conclude on or prior to December 19, 2014 or commence no earlier than January 5, 2015.

(i) All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two Business Days prior to the Closing Date and the fees contemplated by the Fee Letters payable to the Arranger, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letters or this Agreement to be paid on or prior to the Closing Date.

(j) The Administrative Agent shall have received (in each case dated as of the Closing Date) (i) an officer’s certificate from the Borrower that there has been no change to the matters previously certified pursuant to Sections 3.01(b), (c) and (d) (or otherwise providing updates to such certifications) and that the condition precedent contained in Section 3.02(b) has been satisfied as of the Closing Date, and (ii) a Solvency Certificate from the chief financial officer of the Borrower substantially in the form of Exhibit D hereto.

(k) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a).

SECTION 3.03. Determinations under Section 3.01 and 3.02. For the purposes of determining whether the conditions precedent specified in Sections 3.01 and 3.02 have been satisfied, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consented to, approved by, acceptable to or satisfactory to the Lenders, unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date or the Closing Date, as applicable, specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants, as of the Effective Date (other than with respect to paragraph (l)) and as of the Closing Date, as follows:

(a) The Borrower (i) is a corporation duly organized and validly existing under the laws of the State of New Jersey and (ii) is duly qualified and in good standing under the laws of New Jersey and each of the respective states in which its principal operating facilities are located, except, with respect to this clause (ii) only, in states where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes (i) are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and (ii) do not contravene (x) the Borrower’s charter or by-laws or (y) law or any material contractual restriction binding on the Borrower or, to the knowledge of the Borrower, any other contractual restriction binding on the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

(d) This Agreement and the Notes (when delivered hereunder) have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(e) (i) The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at September 30, 2013, and the related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent, fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(ii) The unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of June 30, 2014 and the related unaudited consolidated statements of income and cash flows for the six months then ended and set forth in the Borrower’s Report on Form 10-Q for the quarter ended June 30, 2014, copies of which have been furnished to the Administrative Agent, fairly present, in conformity which generally accepted accounting principles applied on a basis consistent with the financial statements referred to in clause (i) of this paragraph (e), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).

(iii) Since September 30, 2013, there has been no material adverse change in the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, as shown on the consolidated balance sheet as of such date and the related consolidated statement of net income for the fiscal year then ended.

(f) There is no pending (or, to the Borrower’s knowledge, threatened) action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, in which there is likely to be an adverse decision that (i) would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, except as disclosed in filings made by the Borrower with the Securities and Exchange Commission on or before October 5, 2014, or (ii) purports to affect the legality, validity, binding effect or enforceability of this Agreement or any Note.

(g) No proceeds of any Loan will be used directly or indirectly for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) The Borrower and its Subsidiaries have filed (or have obtained extensions of the time by which they are required to file) all United States Federal income tax returns and all other material tax returns required to be filed by them and have paid all taxes shown due on the returns so filed as well as all other material taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and except for filings or payments the failure of which to make would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(i) Each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries has incurred any liability, other than premiums payable in the ordinary course of business, to the PBGC established under ERISA in connection with any Plan or Multiemployer Plan.

(j) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(k) No statement, information, report, representation, or warranty made by the Borrower in this Agreement or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with this Agreement or contained in any filing made by the Borrower with the Securities and Exchange Commission (taken as a whole with all other information, including amendments and supplements then filed with the Securities and Exchange Commission) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l) The Borrower and its Subsidiaries are, as of the Closing Date, after giving effect to the Acquisition and the making of the Loans and application of the proceeds thereof, on a consolidated basis, Solvent.

(m) Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any real estate asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such real estate asset or the operations of the Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(n) (i) None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the knowledge of the Borrower, employees, agents, advisors or Affiliates is the subject of any sanctions or economic embargoes administered or enforced by the United States, the United Kingdom, the United Nations, the European Union, the respective institutions or agencies of any of the foregoing, or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Law”).

(ii) None of the Borrower or any of its Subsidiaries or their respective directors, officers or employees or, to the knowledge of the Borrower, agents, advisors or Affiliates acting for or on behalf of the Borrower or its Subsidiaries has engaged in any activity or conduct which would constitute a material violation of (x) any Sanctions Laws, (y) the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules, regulations or orders (collectively, “Anti-Corruption Laws”) or (z) the USA PATRIOT Act or any other applicable terrorism or money laundering laws, rules, regulations or orders (collectively, “Anti-Money Laundering Laws”).

(iii) Each of the Borrower and its Subsidiaries and Affiliates has instituted and maintained policies, procedures and a system of internal controls designed to promote and achieve compliance with all Sanctions Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(iv) No part of the proceeds of the Loans will be used, directly or indirectly, (x) for the purpose of financing any activities or business of or with any Person that at such time is the subject of any Sanctions, with or in any country or territory to the extent that such country or territory is the subject of any Sanctions, or in any other manner that reasonably would be expected to result in the Borrower or any Lender being in breach of any Sanctions Laws, (y) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law, or (z) in any way that would violate the USA PATRIOT Act or any Anti-Money Laundering Laws.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Loan or Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

(a) Corporate Existence, Compliance with Laws, Etc. The Borrower will (i) maintain its corporate existence and (ii) comply, and cause each Subsidiary to comply, with all applicable laws, statutes, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable Environmental Laws, except for any non-compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(b) Taxes, Charges, Etc. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon it or any of its Subsidiaries and its and their properties, or any part thereof or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien or charge upon any property of the Borrower or any such Subsidiary, except such items as are being in good faith appropriately contested by the Borrower or any of its Subsidiaries and as to which appropriate reserves are being maintained and except for such items the non-payment of which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(c) Performance of Material Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform and observe each contractual, legal and other obligation binding upon the Borrower or such Subsidiary, as the case may be, except where the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(d) Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP and to permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

(e) Property. The Borrower will maintain, preserve and keep its own and will cause its Subsidiaries to keep their principal plants and properties and every part thereof in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except in each case when the failure to do so would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(f) Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

(g) Reporting Requirements. The Borrower will furnish to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower;

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing consolidated financial statements for such year certified in a manner acceptable to the Securities and Exchange Commission by Ernst & Young, L.L.P. or other independent public accountants acceptable to the Majority Lenders including a report and opinion of such accountants prepared in accordance with the standards of the Public Company Accounting Oversight Board and not subject to any going concern or like qualification or exception or any qualification or exception as to the scope of such audit;

(iii) as soon as possible and in any event within five days after the occurrence of each Default and each Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any Subsidiary of the Borrower files with the Securities and Exchange Commission or any national securities exchange;

(v) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and

(vi) together with the financial statements delivered pursuant to clauses (i) and (ii) above, a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, setting forth calculations demonstrating compliance with the covenant set forth in Section 5.02(e).

Reports and financial statements required to be delivered by the Borrower pursuant to paragraphs (i), (ii) and (iv) of this Section 5.01(g) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.bd.com or when such reports, or reports containing such financial statements are posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that it shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (iv) of this Section 5.01(g) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender; provided further that in every instance it shall provide paper copies of the certificate required by subsection (vi) to the Administrative Agent and each of the Lenders until such time as the Administrative Agent shall provide it written notice otherwise.

(h) Use of Proceeds. The Borrower will use the proceeds of the Loans to finance the Transactions and to pay fees and expenses in connection therewith; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

(i) Target Guarantee. In the event that the Borrower at any time provides a guarantee of any Target Indebtedness, the Borrower shall within ten days of having entered in such guarantee (or such longer period as the Administrative Agent may approve) cause the Target to execute and deliver to the Administrative Agent a Target Guarantee (and in connection therewith, provide to the Administrative Agent such documents with respect to the Target corresponding to those set forth in Section 3.01(b), (c) and (d)). The Target Guarantee shall be automatically released at such time as both (x) the Borrower shall no longer guarantee the Target Indebtedness and (y) the Target does not guarantee any other Debt of the Borrower.

SECTION 5.02. Negative Covenants. So long as any Loan or Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, without the written consent of the Majority Lenders:

(a) Liens. The Borrower will not, and will not permit any of its Subsidiaries to, at any time create, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens existing on assets of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(ii) Liens on assets securing Debt of the Borrower or any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or any part of the cost of acquiring such assets, provided that such Lien attaches to such assets concurrently with or within 90 days after the acquisition thereof;

(iii) Liens on assets of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(iv) Liens existing on assets prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(v) Liens arising out of the refinancing, extension, renewal or refunding of any Debt of the Borrower or any Subsidiary of the Borrower secured by any Lien permitted by any of the foregoing clauses of this Section 5.02(a), provided that such Debt is not increased and is not secured by any additional assets; and

(vi) additional Liens created after the date hereof, provided that the aggregate principal amount of Debt secured thereby and incurred on and after the date hereof shall not exceed $50,000,000 in the aggregate at any one time outstanding.

(b) Mergers, Etc. The Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries (taken as a whole) to any Person, except that the Borrower may merge or consolidate with or into any other Person so long as (x) immediately after giving effect to such transaction, no Default or Event of Default would exist and (y) the Borrower is the surviving corporation.

(c) Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, make any investment in an Affiliate, transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate, merge into or consolidate with or purchase or acquire property from an Affiliate or enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity;

(ii) the Borrower and its Subsidiaries may enter into transactions with Affiliates if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate; and

(iii) the foregoing provisions of this Section 5.02(c) shall not prohibit (x) the Borrower or any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect to all of its capital stock of the relevant class or (y) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates.

(d) Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the date hereof.

(e) Financial Covenants. The Borrower will not permit (i) the Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 5.00:1.00 or (ii) the Leverage Ratio as of the last day of any fiscal quarter of the Borrower following the Closing Date to be greater than 4.75:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder or under the Notes when due and such failure remains unremedied for three Business Days; or

(b) Any representation or warranty made by the Borrower herein or by the Target in the Target Guarantee (if any) or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(g)(iii) or 5.02; or (ii) the Borrower shall fail to perform or observe any other term or covenant of this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) (i) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any other Debt of the Borrower or such Subsidiary which is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is (x) to accelerate the maturity of such Debt or (y) in the case of Debt of the Borrower or any of its Subsidiaries which is outstanding in a principal amount of at least $200,000,000 in the aggregate, to permit the holders (or the agent or other representative of such holders) to accelerate the maturity of such Debt, or (iii) any such Debt described in clause (i) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed or (ii) there shall be any period of 30 consecutive days during which such judgment or order shall remain unpaid and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) A Change in Control shall occur; or

(h) The Borrower shall incur or in the reasonable opinion of the Majority Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) that, in the determination of the Majority Lenders, would (either individually or in the aggregate) materially adversely affect the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries (taken as a whole); or

(i) At any time after its execution and delivery, any material provision of this Agreement or any other Loan Document ceases to be in full force and effect against the Borrower or Target (if applicable) (other than as expressly permitted hereunder or by reason of the satisfaction in full of the obligations hereunder in accordance with the terms hereof or, in the case of the Target Guarantee, by reason of a release thereof in accordance with Section 5.01(i)) or shall be declared null and void or (ii) the Borrower or the Target (as applicable) shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, at any time prior to the Closing Date during which an Event of Default pursuant to Section 6.01(a) has occurred and is continuing, declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, at any time following the Closing Date during which any Event of Default has occurred and is continuing, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments of each Lender shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Authority. Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the administrative agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.

SECTION 7.03. Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to the Loan Documents or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 8.03), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of the Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. The Lenders severally agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Loans then owed to them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 7.07. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 7.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.08. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Arranger nor any agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or a Lender.

SECTION 7.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and Loans of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04, 2.11, 2.15, 7.05 and 8.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and Loans of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03, 2.11, 2.15, 7.05 and 8.04.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, if applicable, nor consent to any departure by the Borrower (or, in the case of the Target Guarantee, the Target) therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby do any of the following: (a) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (b) amend this Section 8.01, (c) increase the Commitments of such Lender (it being understood that amendments or waivers of conditions precedent, representations, covenants, Defaults or Events of Default shall not constitute an increase in the Commitment of any Lender) or subject such Lender to any additional obligations, (d) reduce the principal of, or rate of interest on, the Loans or any fees or other amounts payable hereunder, (e) postpone the Commitment Termination Date, the Maturity Date or any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (f) amend the pro rata provisions of Section 2.06 or Section 2.15 or (g) release the Target from its obligations under the Target Guarantee (if any, other than in accordance with Section 5.01(i)); provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

SECTION 8.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to Becton, Dickinson and Company at, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, Attention of Christopher Reidy – CFO and Executive VP of Administration (Facsimile No. (201) 847-5361; Telephone No. (201) 847-6347);

(ii) if to the Administrative Agent, to Goldman Sachs Bank USA at 200 West Street, New York, New York, 10282-2198, Attention of SBD Operations (Facsimile No. (212) 428-9270; Email gs-sbdagency-borrowernotices@gs.com; or

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b); provided that materials required to be delivered pursuant to Section 5.01(g)(i), (ii) or (iv) may be delivered to the Administrative Agent as specified in Section 5.01. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to this Agreement or the transactions contemplated herein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses and Indemnification.

(a) The Borrower agrees to pay and reimburse within 30 days after demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent and each of the Lenders), incurred by the Administrative Agent or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower hereby indemnifies the Administrative Agent, the Arranger, each Lender and each of respective their Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all costs, claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel subject to the proviso below), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to the Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article III are satisfied or the other transactions contemplated by the Loan Documents are consummated, except to the extent such cost, claim, damage, loss, liability or expense is found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Party, or material breach of any Loan Document by such Indemnified Party or (y) disputes among such Indemnified Parties other than any claims against the Administrative Agent in its capacity or in fulfilling its role as agent with respect to this Agreement and other than any claims arising out of any act or omission on the part of the Borrower or its Affiliates; provided that, any legal expenses shall be limited to one counsel for all Indemnified Parties taken as a whole and if reasonably necessary, a single local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Parties similarly situated taken as a whole.

The Borrower hereby further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to the Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans or any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby, except to the extent direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that nothing in this paragraph shall be deemed to constitute a waiver of any claim the Borrower may have, or to exculpate any Person from any liability that such Person may have to the Borrower, for breach by such Person of its obligations under this Agreement. In no event shall any Indemnified Party have any liability to the Borrower or any other Person for any indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) in connection with or relating to the Loan Documents or the transactions contemplated hereby.

(c) If any payment of principal of, or Conversion or Continuation of, any Eurodollar Rate Loan is made other than on the last day of an Interest Period for such Loan, as a result of acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason (other than a payment or Conversion pursuant to Section 2.12), the Borrower shall pay (subject to the last sentence of this Section 8.04(c)) to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, Continuation or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. The Borrower shall pay amounts owing to any Lender pursuant to this Section 8.04(c) within 30 days after receipt from such Lender of a certificate setting forth in reasonable detail the calculation of the amount such Lender is entitled to claim under this Section 8.04(c) (which certificate shall be conclusive and binding for all purposes, absent manifest error).

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans and Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower (all such deposits and other indebtedness being herein called “Obligations”) against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although the Obligations may be unmatured. Each Lender agrees promptly to notify each of the Administrative Agent and the Borrower after any such set-off and application made by such Lender or such Affiliate, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or such Affiliate may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when the Effective Date shall have occurred, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Arranger and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments, Designations and Participations.

(a) Each Lender may, with notice to and the consent of the Administrative Agent and, so long as no Event of Default under Sections 6.01(a) or (e) has occurred and is continuing, the Borrower, such consents not to be unreasonably withheld or delayed (but not otherwise), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and any Note or Notes held by it); provided, however, that (i) no such consent by the Borrower or the Administrative Agent shall be required in the case of any assignment (x) to a Lender, or (y) following the Closing Date, to an Affiliate of a Lender or a Related Fund of a Lender, (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assigning Lender under this Agreement, (iii) except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement to a Lender, to an Affiliate of a Lender or a Related Fund of a Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 unless the Borrower and the Administrative Agent otherwise agree, (iv) each such assignment shall be to an Eligible Assignee, (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes of the assigning Lender subject to such assignment, (vi) the parties to each such assignment (other than the Borrower) shall deliver to the Administrative Agent a processing and recordation fee of $3,500, and (vii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received by hand or by overnight courier, at the notice address specified by the Borrower in Section 8.02, a written request for such consent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes of the assigning Lender subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed (and the Borrower and the Administrative Agent shall have consented to the relevant assignment to the extent required pursuant to Section 8.07(a)) and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (X) a new Note to such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes. All such Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and the Commitment of, and principal amount of (and stated interest on) the Loans owing to each such Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register pursuant to this Section 8.07(d).

(e) Each Lender may, without notice to or consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its

Commitment, the Loans owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Loan or Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or to consent to any departure by the Borrower therefrom, except to the extent that any such amendment, waiver or consent would (x) reduce the principal of, or interest on, the Loan or Notes or any fee or other amounts payable hereunder, in each case to the extent the same are subject to such participation, or (y) postpone any date fixed for the payment of principal of, or interest on, the Loan or Notes or any fees or other amounts payable hereunder, in each case to the extent the same are subject to such participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the Commitment of, and principal amount of (and stated interest on) each participant’s interest in the Loans owing to it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.

(f) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower or any such Subsidiary received by it from such Lender on the terms set forth in Section 8.13.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Notes held by it), including, in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.

(h) All amounts payable by the Company to any Lender under Sections 2.08, 2.11, 2.14 and 8.04(c) in respect of Loans held by such Lender, and such Lender’s Commitment, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans or Commitment and as if such Lender were funding each of such Loans and Commitments in the same way that it is funding the portion of such Loans and Commitment in which no participations have been sold. No assignee or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.11 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent, (ii) by reason of the provisions of said Section 2.11 requiring such Lender to designate a different Applicable Lending Office as provided in said Section 2.11 or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 8.08. Governing Law; Submission to Jurisdiction. (a) Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note (except, as to any Note, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York ; provided that, the laws of the State of Delaware will govern (i) whether a Target Material Adverse Effect has occurred, (ii) compliance with any Acquisition Representations and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement.

(b) Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party, or any Related Party of a party hereto in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any Note shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any Note against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any Note in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.09. Severability. In case any provision in this Agreement or in any Note shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such Note, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.11. Survival. The obligations of the Borrower under Sections 2.08, 2.11, 2.14 and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

SECTION 8.12. Substitution of Lender. If (a) the obligation of any Lender to make, Continue or otherwise maintain Eurodollar Rate Loans has been suspended pursuant to Section 2.12, (b) any Lender has demanded compensation under Section 2.11 or 2.14, (c) any Lender shall fail to consent to an amendment or a waiver which pursuant to the terms of Section 8.01 requires the consent of all Lenders and with respect to which the Majority Lenders shall have granted their consent or (d) any Lender is a Defaulting Lender, the Borrower shall have the right, if no Default or Event of Default then exists, at the Borrower’s expense, to replace such Lender (the “Replaced Lender”) with one or more Eligible Assignee(s), (each, a “Replacement Lender”) acceptable to the Administrative Agent; provided that:

(i) at the time of any replacement pursuant to this Section 8.12, the Replacement Lenders shall enter into one or more Assignment and Acceptance Agreements, pursuant to which such Replacement Lenders shall acquire the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all accrued and unpaid fees owing to the Replaced Lender and (C) an amount equal to the amount which would be payable by the Borrower to the Replaced Lender pursuant to Section 8.04(c) if the Borrower prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time; and

(ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon (I) the execution of the respective Assignment and Acceptance Agreements, (II) the payment of amounts referred to in clauses (i) and (ii) above and (III) if so requested by a Replacement Lender, delivery to such Replacement Lender of the appropriate Note or Notes executed by the Borrower, each Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder.

SECTION 8.13. Confidentiality. Each Lender agrees to hold all information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling information of such nature and in accordance with safe and sound banking practices, provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to the Administrative Agent, (ii) upon the order of any court or administrative agency or otherwise to the extent required by law, statute, rule, regulation or judicial process, (iii) to bank examiners or any other regulatory agency or authority, (iv) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (v) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, or in connection with the exercise of any remedy hereunder or under any Note, (vi) to such Lender’s or Administrative Agent’s Affiliates and their respective agents, advisors, legal counsel and independent auditors and accountants and (vii) subject to provisions substantially similar to those contained in this Section, to (A) any actual or proposed participant or assignee or (B) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, and its Subsidiaries, and the obligations of the Borrower under this Agreement to the extent they relate to such securitization, swap or derivative transaction. In addition, the Administrative Agent, the Arranger and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Arranger and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

SECTION 8.14. No Fiduciary Relationship. The Borrower acknowledges that neither the Administrative Agent nor any Lender (in their respective capacities as such) has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or any of the Notes, and the relationship between the Administrative Agent and the Lenders (in such capacities), on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties. The Administrative Agent, the Arranger, each Lender and their respective Affiliates may have economic interests that conflict with those of the Borrower, its stockholders and/or their affiliates.

SECTION 8.15. Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

SECTION 8.16. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BECTON, DICKINSON AND COMPANY

By	/s/ Christopher Reidy
Name:	Christopher Reidy
Title:	Chief Financial Officer and Executive Vice
President of Administration

GOLDMAN SACHS BANK USA,
as Administrative Agent

By	/s/ Robert Ehudin
Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender

By	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

JPMorgan Chase Bank, N.A.

By	/s/ Amy Ukena
Name:	Amy Ukena
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Brian McNany
Name:	Brian McNany
Title:	Vice President

BNP Paribas

By	/s/ Nicole Rodriguez
Name:	Nicole Rodriguez
Title:	Vice President

By	/s/ Ade Adedeji
Name:	Ade Adedeji
Title:	Vice President

Citibank, N.A.

By	/s/ Patricia Guerra Heh
Name:	Patricia Guerra Heh
Title:	Vice President

Morgan Stanley Senior Funding, Inc.

By	/s/ Anish Shah
Name:	Anish Shah
Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON

By	/s/ Clifford A. Mull
Name:	Clifford A. Mull
Title:	First Vice President

ING Bank N.V., Dublin Branch

By	/s/ Aidan Neill
Name:	Aidan Neill
Title:	Director

ING Bank N.V., Dublin Branch

By	/s/ Maurice Kenny
Name:	Maurice Kenny
Title:	Director

Intesa Sanpaolo S.p.A. – New York Branch

By	/s/ John J. Michalisin
Name:	John J. Michalisin
Title:	First Vice President

By	/s/ Manuela Insana
Name:	Manuela Insana
Title:	Vice President

Mizuho Bank, Ltd.

By	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Authorized Signatory

THE NORTHERN TRUST COMPANY

By	/s/ Tyson Banbury
Name:	Tyson Banbury
Title:	Officer

Standard Chartered Bank

By	/s/ Steven Aloupis
Name:	Steven Aloupis
Title:	Managing Director

By	/s/ Hsing H. Huang
Name:	Hsing H. Huang
Title:	Associate Director

Svenksa Handelsbanken AS (publ), New York Branch

By	/s/ Jonas Almhojd
Name:	Jonas Almhojd
Title:	Senior Vice President

By	/s/ Nancy D’Albert
Name:	Nancy D’Albert
Title:	Vice President

WELLS FARGO BANK, N.A.

By	/s/ Matthew Olson
Name:	Matthew Olson
Title:	Vice President

Schedule I

Pricing Schedule

Applicable Margin
		Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
Borrower’s Rating Level Period (Moody’s or S&P)	Commitment Fee Rate	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans
Level 1 Period	10 bps	0 bps	100 bps	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps
Level 2 Period	15 bps	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps
Level 3 Period	17.5 bps	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps
Level 4 Period	20 bps	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps
Level 5 Period	25 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps

Schedule II

Commitments

Lender	Commitment
Goldman Sachs Bank USA	$2,750,000,000
Goldman Sachs Lending Partners LLC	$435,000,000
JPMorgan Chase Bank, N.A.	$1,619,800,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$782,600,000
BNP Paribas	$782,600,000
Citibank, N.A.	$782,600,000
Morgan Stanley Senior Funding, Inc.	$782,600,000
The Bank of New York Mellon	$145,600,000
ING N.V. Dublin Branch	$145,600,000
Intesa Sanpaolo S.p.A.	$145,600,000
Mizuho Bank, Ltd.	$145,600,000
The Northern Trust Company	$145,600,000
Standard Chartered Bank	$145,600,000
Svenska Handelsbanken AB	$145,600,000
Wells Fargo Bank, National Association	$145,600,000

Total	$9,100,000,000

EXHIBIT A

FORM OF

NOTE

U.S.$	Dated: [ ], 201

FOR VALUE RECEIVED, the undersigned, BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), HEREBY PROMISES TO PAY to                     (the “Lender”) or its registered assigns for the account of its Applicable Lending Office (as defined in the Bridge Loan Agreement referred to below) on the Maturity Date (as defined in the Bridge Loan Agreement) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Loans (as defined below) made by the Lender to the Borrower pursuant to the Bridge Loan Agreement then outstanding.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Bridge Loan Agreement.

Both principal and interest are payable in lawful money of the United States of America to Goldman Sachs Bank USA, as Administrative Agent, at 200 West Street, New York, New York 10282-2198, in same day funds. Each Loan made by the Lender to the Borrower pursuant to the Bridge Loan Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Bridge Loan Agreement.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the 364-Day Bridge Term Loan Agreement dated as of November 14, 2014 (the “Bridge Loan Agreement”) among the Borrower, the Lender and certain other lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent for the Lender and such other lenders. The Bridge Loan Agreement, among other things, (i) provides for the making of loans (the “Loans”) by the Lender to the Borrower on the Closing Date (as defined in the Bridge Loan Agreement) in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, United States.

Exhibit A-1

BECTON, DICKINSON AND COMPANY

By
Name:
Title:

Exhibit A-1

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid of Principal Balance	Notation Made By

Exhibit A-1

EXHIBIT B

FORM OF

NOTICE OF BORROWING

Goldman Sachs Bank USA, as Administrative

Agent for the Lenders party

to the Bridge Loan Agreement

referred to below

200 West Street

New York, New York, 10282-2198

Attention:

[Date]

Ladies and Gentlemen:

The undersigned, Becton, Dickinson and Company, refers to the 364-Day Bridge Term Loan Agreement, dated as of November 14, 2014 (the “Bridge Loan Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Bridge Loan Agreement that the undersigned hereby requests a Borrowing under the Bridge Loan Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Bridge Loan Agreement:

(i) The Business Day of the Proposed Borrowing is                    ,    .

(ii) The Type of Loans comprising the Proposed Borrowing is [Base Rate Loans] [Eurodollar Rate Loans].

(iii) The aggregate amount of the Proposed Borrowing is $        .

[(iv) The initial Interest Period for each Loan made as part of the Proposed Borrowing is        month[s]]1.

The undersigned hereby certifies that the following will be true on the date of the Proposed Borrowing:

(A) the Acquisition Representations and the Specified Representations are true and correct, in all material respects (except to the extent already qualified by materiality or material adverse effect); and

(B) no Default or Event of Default, in each case, pursuant to Sections 6.01(a), 6.01(c) (to the extent arising from a breach of Sections 5.01(a)(i), 5.01(h), 5.02(a) or 5.02(b)), 6.01(d) (solely with respect to any Debt of the Borrower or any of its Subsidiaries which is outstanding in a principal

[1]	For Eurodollar Rate Loans only.

Exhibit B-1

amount in excess of $200,000,000 in the aggregate) or 6.01(e) of the Bridge Loan Agreement has occurred and is continuing or would result from such Proposed Borrowing or from the applicable of proceeds therefrom.

Very truly yours,

BECTON, DICKINSON AND COMPANY

By
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF

ASSIGNMENT AND ACCEPTANCE

Dated                ,

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Bridge Loan Agreement identified below (as amended, the “Bridge Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Bridge Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Bridge Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Bridge Loan Agreement (including without limitation any guarantees included in respect thereof), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Bridge Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Becton, Dickinson and Company, a New Jersey corporation.

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Bridge Loan Agreement

Exhibit C-1

5.	Bridge Loan Agreement:	The $9,100,000,000 364-Day Bridge Term Loan Agreement dated as of November 14, 2014, among the Borrower, the Lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent for the Lenders and such other banks.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	]

[Page break]

Exhibit C-2

Effective Date:             , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted] [Acknowledged][2]:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Title:

[2]	To be added unless such assignment is to (x) a Lender or (y) following the Closing Date, an Affiliate of a Lender or a Related Fund.

Exhibit C-3

[Consented to and Accepted:

BECTON, DICKINSON AND COMPANY

By:
Title: ][3]

[3]	To be added unless (1) an Event of Default under Section 6.01(a) or (e) of the Bridge Loan Agreement has occurred and is continuing at the time of assignment or (2) such assignment is (x) to a Lender or (y) following the Closing Date, to an Affiliate of a Lender or a Related Fund of a Lender.

Exhibit C-4

ANNEX 1

364-DAY BRIDGE TERM LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Bridge Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Bridge Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07 of the Bridge Loan Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Bridge Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Bridge Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(g) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Bridge Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

Exhibit C-5

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C-6

EXHIBIT D

FORM OF

SOLVENCY CERTIFICATE

Pursuant to Section 3.02(j)(ii) of the 364-Day Bridge Term Loan Agreement (the “Bridge Loan Agreement”, among Becton, Dickinson and Company (the “Company”), certain Lenders party thereto and Goldman Sachs Banks USA, as Administrative Agent), the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Company, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Bridge Loan Agreement, and after giving effect to the application of the proceeds of such Debt:

a.	The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Bridge Loan Agreement.

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

BECTON, DICKINSON AND COMPANY

By:
Name:
Title:

Exhibit D-2

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS NOT TREATED AS PARTNERSHIPS)

Reference is hereby made to that certain 364-DAY BRIDGE TERM LOAN AGREEMENT dated as of November 14, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Bridge Loan Agreement”), among BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and GOLDMAN SACHS BANK USA, as administrative agent, collateral agent and swingline lender (in such capacity, the “Administrative Agent”). Terms used but not otherwise defined herein shall have the meanings set forth in the Bridge Loan Agreement.

Pursuant to the provisions of Section 2.14(f)(ii)(C) of the Bridge Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a duly executed certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform each of the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished each of the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: [ ] [ ], 20[ ]

Exhibit E-1

EXHIBIT E-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS NOT TREATED AS PARTNERSHIPS)

Reference is hereby made to that certain 364-DAY BRIDGE TERM LOAN AGREEMENT dated as of November 14, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Bridge Loan Agreement”), among BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and GOLDMAN SACHS BANK USA, as administrative agent, collateral agent and swingline lender (in such capacity, the “Administrative Agent”). Terms used but not otherwise defined herein shall have the meanings set forth in the Bridge Loan Agreement.

Pursuant to the provisions of Section 2.14(f)(ii)(D) of the Bridge Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a duly executed certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [ ] [ ], 20[ ]

Exhibit E-2

EXHIBIT E-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS TREATED AS PARTNERSHIPS)

Reference is hereby made to that certain 364-DAY BRIDGE TERM LOAN AGREEMENT dated as of November 14, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Bridge Loan Agreement”), among BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and GOLDMAN SACHS BANK USA, as administrative agent, collateral agent and swingline lender (in such capacity, the “Administrative Agent”). Terms used but not otherwise defined herein shall have the meanings set forth in the Bridge Loan Agreement.

Pursuant to the provisions of Section 2.14(f)(ii)(D) of the Bridge Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Bridge Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the Borrower with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit E-3

EXHIBIT E-3

[NAME OF LENDER]

By:
Name:
Title:

Date: [ ] [ ], 20[ ]

Exhibit E-3

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS TREATED AS PARTNERSHIPS)

Reference is hereby made to that certain 364-DAY BRIDGE TERM LOAN AGREEMENT dated as of November 14, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Bridge Loan Agreement”), among BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and GOLDMAN SACHS BANK USA, as administrative agent, collateral agent and swingline lender (in such capacity, the “Administrative Agent”). Terms used but not otherwise defined herein shall have the meanings set forth in the Bridge Loan Agreement.

Pursuant to the provisions of Section 2.14(f)(ii)(D) of the Bridge Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit E-4

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [ ] [ ], 20[ ]

Exhibit E-4

EXHIBIT F

FORM OF

TARGET GUARANTEE

GUARANTEE

Dated as of [ • ], 2014

among

CAREFUSION CORPORATION

as Guarantor,

and

GOLDMAN SACHS BANK USA,

as Administrative Agent

T A B L E O F C O N T E N T S

Exhibit F-2

GUARANTEE

GUARANTEE dated as of [            ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Guarantee”) among CareFusion Corporation, a Delaware corporation (the “Guarantor”) in favor of Goldman Sachs Bank USA, as administrative agent (in such capacity together with any successor administrative agent, the “Administrative Agent”) for the benefit of the Lenders (as defined below).

PRELIMINARY STATEMENTS

Reference is hereby made to that certain 364-Day Bridge Term Loan Agreement dated as of November 14, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Bridge Loan Agreement”), among Becton, Dickinson and Company, a New Jersey corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent. Terms used but not otherwise defined herein shall have the meanings set forth in the Bridge Loan Agreement.

WHEREAS, it is a requirement under certain circumstances set forth in Section 5.01(i) of the Bridge Loan Agreement that the Guarantor shall have executed and delivered this Guarantee.

WHEREAS, the Guarantor will obtain benefits from the incurrence of Loans by the Borrower and, accordingly, desires to execute this Guarantee in order to satisfy the requirements described in the preceding paragraph and to induce the Lenders to make Loans from time to time.

NOW, THEREFORE, in consideration of the premises, the other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees and the Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Lenders as follows:

SECTION 1. Guarantee; Limitation of Liability

(a) The Guarantor hereby guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, increases, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Guarantee or any other Loan Document, to the extent reimbursable under Section 8.04 of the Bridge Loan Agreement. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

(b) The Guarantor, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guarantee and the obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the

Exhibit F-3

Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Guarantor. To effectuate the foregoing intention, by acceptance of the benefits of this Guarantee, the Administrative Agent, the other Lenders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance or subject to avoidance under Debtor Relief Laws or any similar foreign, federal or state law, in each case applicable to the Guarantor.

SECTION 2. Guarantee Absolute. The Guarantor agrees its guarantee constitutes a guarantee of payment when due of the Guaranteed Obligations and not of collection, which will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The obligations of the Guarantor under or in respect of this Guarantee are independent of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guarantee shall be irrevocable, absolute and unconditional and shall not be affected or impaired by any circumstance or occurrence whatsoever irrespective of, and the Guarantor hereby irrevocably waives any defenses (other than a defense of payment in full in cash of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) or the release of this Guarantee in accordance with any relevant release provisions in the Loan Documents) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability, at any time, of any Loan Document (including this Guarantee) or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(d) any failure of any Lender to disclose to the Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to such Lender;

(e) the failure of any other Person to execute or deliver this Guarantee or any other agreement or the release or reduction of liability of the Guarantor or any other guarantor or surety with respect to the Guaranteed Obligations;

(f) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement;

(g) any payment made to any secured creditor on the Debt which any Lender repays the Borrower or any other Lender pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding;

Exhibit F-4

(h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor; or

(i) any other circumstance (including, without limitation, any statute of limitations), any act or omission, or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or otherwise, all as though such payment had not been made. For the avoidance of doubt this paragraph shall survive the termination of this Guarantee.

SECTION 3. Waivers and Acknowledgments

(a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that any Lender exhaust any right or take any action against the Borrower or any other Person.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature (in accordance with the terms hereof) and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, limits, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor, (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Guarantor hereunder, (iii) any right to proceed against the Borrower or any other party and (iv) any right to proceed against or exhaust any security held from the Borrower or any other party.

(d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries now or hereafter known by such Lender. The Guarantor acknowledges that the Lenders shall have no obligation to investigate the financial condition or affairs of the Borrower or any of its Subsidiaries.

(e) The Guarantor hereby unconditionally and irrevocably waives any right (i) to require the Administrative Agent or any of the Lenders to first proceed against, initiate any actions before a court or any other judge or authority, or enforce any other rights or security or claim payment from the Borrower or any other person, before claiming any amounts due from the Guarantor hereunder; (ii) to which it may be entitled to have the assets of the Borrower or any other person first be used, applied or depleted as payment of the Borrower’s obligations, prior to any amount being claimed from or paid by the Guarantor hereunder; and (iii) to which it may be entitled to have claims against it, or assets to be used or applied as payment, divided between the Borrower and the Guarantor.

Exhibit F-5

(f) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits and with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

(g) The Guarantor confirms that it is aware of the content of the Bridge Loan Agreement and acknowledges and agrees that this Guarantee and any and all of its obligations under the Loan Documents shall be subject in all respects to the provisions set forth in the Bridge Loan Agreement.

SECTION 4. Subrogation. The Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations, and the expiration or termination of any commitments or other obligations of the Lender to make financial accommodations available to the Borrower under the Loan Documents, the Guarantor shall not exercise any right or remedy arising by reason of any performance by the Guarantor of the guarantee in this Section 4, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

(a) The Guarantor (i) is a corporation duly organized and validly existing under the laws of the State of Delaware and (ii) is duly qualified and in good standing under the laws of Delaware and each of the respective states in which its principal operating facilities are located, except, with respect to clause (ii) only, in states where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b) The execution, delivery and performance by the Guarantor of this Guarantee (i) are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and (ii) do not contravene (x) the Guarantor’s charter or by-laws or (y) law or any material contractual restriction binding on the Guarantor or, to the knowledge of the Guarantor, any other contractual restriction binding on the Guarantor.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guarantee.

(d) This Guarantee has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 6. Covenants. The Guarantor covenants and agrees that unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash and the expiration or termination of all Commitments, the Guarantor will perform and observe

Exhibit F-6

all of the terms, covenants and agreements set forth in the Loan Documents applicable to the Guarantor on its or their part to be performed or observed or that the Borrower has agreed to cause the Guarantor to perform or observe.

SECTION 7. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered as follows: if to the Guarantor, addressed to it in care of the Borrower at its address specified in Section 8.02 of the Bridge Loan Agreement; if to the Administrative Agent or any Lender, at its address specified in Section 8.02 of the Bridge Loan Agreement or at such other address as shall be designated by the recipient in a written notice to each other party. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 8.02 of the Bridge Loan Agreement.

SECTION 8. No Waiver; Remedies. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) of the Bridge Loan Agreement and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Bridge Loan Agreement to authorize the Administrative Agent to declare the Loans immediately due and payable pursuant to the provisions of said Section 6.01, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender, to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing hereunder or under the other Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guarantee or any other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 9 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent and such Lender may have. This Section 9 is subject to the terms and conditions set forth in Section 8.05 of the Bridge Loan Agreement.

SECTION 10. Continuing Guarantee; Assignments under the Bridge Loan Agreement. This Guarantee is a continuing Guarantee and shall (a) remain in full force and effect until the termination of all of the Commitments and the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee and the Lenders have no further commitment to lend under the Bridge Loan Agreement, (b) be binding upon the Guarantor, its successors and assigns and (c) bind and inure to the benefit of and be enforceable by the Lenders and their permitted successors, permitted transferees and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Bridge Loan Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person in accordance with Section 8.07 of the Bridge Loan Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Bridge Loan Agreement. The Guarantor shall not have the right

Exhibit F-7

to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, other than pursuant to a transaction permitted by the Bridge Loan Agreement and consummated in accordance with the terms and conditions contained therein.

SECTION 11. Fees and Expenses; Indemnification

(a) The Guarantor agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder to the extent provided in Section 8.04 of the Bridge Loan Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “Guarantor.”

(b) The Guarantor agrees to indemnify the Indemnified Parties to the extent provided in Section 8.04 of the Bridge Loan Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the Guarantor.

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby. The provisions of this Section 11 shall remain operative and in full force and effect regardless of the termination of this Guarantee, any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the other Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Guarantee or any other Loan Document, any resignation of the Administrative Agent or any investigation made by or on behalf of the Administrative Agent or any other Lender. All amounts due under this Section 11 shall be payable within 30 days after written demand therefor.

SECTION 12. Subordination. The Guarantor hereby subordinates any and all debts, liabilities and other obligations now or hereafter owing to the Guarantor by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 12:

(a) Prohibited Payments, Etc. Except as otherwise set forth in this Section 12(a), a Guarantor may receive regularly scheduled payments from the Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default under the Bridge Loan Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower), unless the Administrative Agent otherwise agrees, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, upon notice from the Administrative Agent, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to the Borrower, the Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower), the Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver

Exhibit F-8

such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower) the Administrative Agent is authorized and empowered (but without any obligation to do so), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 13. Execution in Counterparts. This Guarantee and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guarantee and each amendment, waiver and consent with respect hereto by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart thereof.

SECTION 14. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc

(a) Governing Law. This Guarantee and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guarantee and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guarantee against the Guarantor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guarantee in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Exhibit F-9

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02 of the Bridge Loan Agreement. Nothing in this Guarantee will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 15. Severability. If any provision of this Guarantee is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guarantee shall not be affected or impaired thereby and (b) the parties shall endeavour in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 16. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guarantee and are not to affect the construction of, or to be taken into consideration in interpreting, this Guarantee.

SECTION 17. Guarantee Enforceable by Administrative Agent. Notwithstanding anything to the contrary contained elsewhere in this Guarantee, the Lenders agree (by their acceptance of the benefits of this Guarantee) that this Guarantee may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders and that no other Lender shall have any right individually to seek to enforce or to enforce this Guarantee, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent. The Lenders further agree that this Guarantee may not be enforced against any director, officer, employee, partner, member or stockholder of the Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).

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Exhibit F-10

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CAREFUSION CORPORATION

By:
Name:
Title:

Acknowledged and Agreed,

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

Exhibit F-11